Exhibit 99.1

Albany Molecular Research, Inc. Completes Strategic European Acquisition

Albany, NY (March 1, 2006) —Albany Molecular Research, Inc. (Nasdaq: AMRI) has successfully completed the acquisition of ComGenex, located in Budapest, Hungary.

On January 30, AMRI announced the signing of a stock purchase agreement to acquire ComGenex, a privately held drug discovery services company that combines chemical synthesis and computational chemistry to create drug-like compounds.  The completed acquisition provides AMRI with an immediate presence in Europe.  In combination with AMRI’s facilities in the U.S. and Asia, the acquisition enhances the company’s ability to offer a range of flexible services and cost models and provides a hub from which to establish additional relationships with European pharmaceutical and biotechnology companies.

“All of us at AMRI welcome ComGenex employees to our team.  We look forward to achieving the synergies that can occur when two strong organizations combine resources,” said AMRI Chairman, President and CEO Thomas E. D’Ambra, Ph.D.

Appointment of Dr. Michael A. Guaciaro to Lead New AMRI Division

Michael A. Guaciaro, Ph.D. has assumed leadership responsibility for the Hungarian facilities, and is relocating to Budapest.  ComGenex Chief Executive Officer László Ürge, Ph.D. will remain with AMRI in Budapest and serve as a key member of the leadership team there.

Since joining AMRI in 2001, Dr. Guaciaro has successfully led over 40 drug discovery project teams and has played a key role in the support and coordination of medicinal chemistry projects at the company’s R&D centers in Singapore and India.  Prior to joining AMRI, Dr. Guaciaro worked at American Cyanamid Agricultural Research Center, where he was involved in the integration of research programs between sites in the United States and Europe.  He obtained a Ph.D. in organic chemistry from the University of Pennsylvania.

“Dr. Guaciaro is a veteran scientist with 25 years of professional industry experience and has created an impressive record of accomplishment during his tenure at AMRI,” said D’Ambra.  “His research teams have discovered and developed several pre-clinical and clinical candidates in a number of therapeutic areas on behalf of our customers.  We are pleased that Dr. Guaciaro has accepted this exciting opportunity to lead our European operations.  I look forward to working closely with him as we continue to integrate ComGenex into the AMRI corporate family.”

“We are also pleased that Dr. Ürge has agreed to remain with AMRI.  His experience and leadership will be critical, both during the short-term transition period and in helping us to achieve our long-range goals.  He will be working closely with Dr. Guaciaro and the scientific team in Budapest to make this a successful effort.”

Albany Molecular Research, Inc. is a global drug discovery company that provides chemistry services to pharmaceutical and biotechnology companies and conducts its own proprietary R&D programs.

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements may be identified by forward-looking words such as “may,” “could,” “should,” “would,” “will,” “intend,” “expect,” “anticipate,” “believe” and “continue” or similar words and include, without limitation, statements by Dr. D’Ambra. Readers should not place undue reliance on our forward-looking statements. The company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company’s control. Factors that could cause such differences include, but are not limited to, the reaction of customers of the company and ComGenex to the acquisition; the company’s timing and ability to successfully integrate ComGenex’ operations (including migration of ComGenex to the company’s systems and controls) and employees; the introduction of new services by competitors or the entry of new competitors into the markets for the company’s and ComGenex’ services; the failure by the company to retain key employees of ComGenex; failure to further develop and successfully market ComGenex’ service offerings; failure to achieve anticipated revenues and earnings; costs related to the acquisition; the company’s ability to attract and retain experienced scientists; trends in pharmaceutical and biotechnology companies outsourcing of chemical research and development; the company’s ability to enforce its intellectual property and technology rights; the risks posed by international operations to the company; and the company’s ability to effectively manage its growth, as well as those factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission on March 16, 2005 and the company’s other SEC filings. The company does not undertake any duty to and does not intend to update any forward-looking statements contained in this press release after the date of this press release.

Media Contact: David Albert, Director of Communications, Albany Molecular Research, Inc., 518-464-0279, ext. 2229

Investor Contact: P. Curtis Schenck, Investor Relations Manager, Albany Molecular Research, Inc., 518-464-0279, ext. 2933